Exhibit 10.16
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of June 1, 2004 between K12 INC., a Delaware corporation (“Company”), and HOWARD D. POLSKY (“Executive”), on the following terms and conditions:
SECTION 1. EMPLOYMENT.
     1.1 Responsibilities. Company agrees to employ Executive on the terms and conditions set forth in this Agreement and Executive accepts such employment. Executive shall serve as Senior Vice President and General Counsel of Company. Executive shall report to the President/Chief Operating Officer of Company. If a Chief Executive Officer of Company is appointed by the Board of Directors of Company, then at the discretion of the Board of Directors or the Executive Committee of the Board of Directors Executive shall report to the Chief Executive Officer of Company. Executive shall perform such duties and responsibilities commensurate with Executive’s position as may be reasonably requested by Company from time to time. Executive shall carry out all of his employment responsibilities in an efficient, trustworthy, effective and businesslike manner.
     1.2 Place of Employment. Executive’s place of employment will be at the Company’s headquarters, currently located in McLean, Virginia. Executive recognizes that he will be required to travel in the ordinary course of performing his responsibilities.
     1.3 Exclusive Employment. Executive shall devote Executive’s full business time to Executive’s responsibilities under this Agreement. Without limiting the generality of the foregoing, Executive shall not render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interests of Company.
SECTION 2. COMPENSATION AND OTHER BENEFITS.
     2.1 Compensation/Deductions. In consideration of Executive’s employment, Executive shall receive from Company while Executive is employed with Company the compensation and benefits described in this Section 2 as full and complete satisfaction of all of Company’s obligations to Executive arising from Executive’s employment. The compensation and employee benefits made available to Executive pursuant to this Agreement may be changed only by the written agreement of the parties. Executive authorizes Company to deduct and withhold from all compensation to be paid to Executive any and all sums required to be deducted or withheld by Company (including, but not limited to, income tax withholding and payroll taxes) pursuant to the provisions of all applicable laws, regulations, rulings or ordinances of the United States and any other applicable jurisdiction.

     2.2 Compensation. Executive shall receive, as a fixed base salary for the full time employment referred to in Section 1 hereof and all other obligations of Executive hereunder, compensation at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per year payable not less frequently than semi-monthly in accordance with Company’s standard payroll practices as in effect from time to time (“Compensation”). Company agrees to review Executive’s Compensation for a potential increase in the sole and absolute discretion of Company based upon performance of Executive and Company after Executive has been employed with Company for six months, and annually thereafter.
     2.3 Bonus. Executive shall be eligible to receive a cash bonus each year in accordance with Company bonus policy in effect from time to time. Depending on the performance of Executive and Company, the amount of bonus may range up to twenty five percent (25%) of Executive’s Compensation. The amount of bonus will be determined in the sole and absolute discretion of Company’s Compensation Committee and/or Board of Directors.
     2.4 Stock Options. Concurrently with the execution of this Agreement, Company and Executive are entering into a Stock Option Agreement pursuant to which the Company is granting to Executive (subject to certain vesting and other conditions) stock options to purchase up to 88,000 shares of Common Stock of the Company at an exercise price of $1.34 per share.
     2.5 Expense Reimbursement. Company shall reimburse Executive for reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of Executive’s responsibilities hereunder and within the operating budget of Company, subject to Company’s business expense reimbursement policies in effect from time to time, including submission to Company of a written accounting of such expenses, which accounting shall include an itemized list of the expenses incurred, the business purposes for which such expenses were incurred, and appropriate receipts and supporting documentation. Reimbursable expenses shall include Executive’s state bar dues and mandatory CLE expenses required by the State of Virginia for in-house corporate counsel.
     2.6 Vacation. Executive shall be entitled to the maximum allowed paid vacation in accordance with Company vacation policy in effect from time to time for senior executives, which is currently twenty (20) days per calendar year. Executive’s vacation shall be planned consistent with Executive’s duties and obligations hereunder.
     2.7 Other Benefits. Executive shall be entitled to participate in all group employment benefits that are offered by Company to Company’s senior executives in general from time to time, subject to the terms and conditions of such benefit plans including any eligibility requirements.
SECTION 3. AT WILL EMPLOYMENT.
     3.1 At Will Employment. Executive’s employment with Company shall be on an “at will” basis and may be terminated by either party at any time by notice to the other party. Except as otherwise provided in Section 3.2 below, upon termination of employment with

Company, Executive shall not be entitled to receive any compensation, payments or benefits of any nature whatsoever, except that Company shall pay to Executive any unpaid Compensation to the extent earned and payable as of the date of such termination.
     3.2 Severance. In the event that Executive resigns for “Good Reason” or Company terminates Executive’s employment with Company for other than “Cause,” death or disability, Company shall (a) continue to pay to Executive, as severance pay, Executive’s Compensation in accordance with Section 2.2 for the Severance Period (as defined below), and (b) if permitted by the terms of Company’s group medical and dental insurance plans, continue to provide Executive coverage thereunder at no additional cost to Executive for the Severance Period or until Executive is eligible for coverage with a new employer if earlier, or if not permitted by the terms of Company’s group medical and dental plans, reimburse Executive the cost of premiums if he elects to continue coverage under such plans as permitted by COBRA for the Severance Period or until Executive is eligible for coverage with a new employer if earlier. Executive shall have the right to continue coverage under the Company’s group medical and dental plans thereafter at his option and expense to the extent COBRA may continue to apply. As used herein, the “Severance Period” means the period commencing on the date of termination of employment and ending on the earlier of: (a) one hundred eighty (180) days thereafter if Executive has been employed by Company for three years or less, or (b) three hundred sixty-five (365) days if Executive has been employed by Company for more than three years. Executive agrees to promptly notify Company when Executive has obtained new employment or another engagement during the Severance Period and any compensation received by Executive from any such employment and/or engagement during the Severance Period shall reduce on a dollar-for-dollar basis the amount of Compensation otherwise payable by Company to Executive during the Severance Period. For purposes of this Agreement, a resignation shall be for “Good Reason” if Executive resigns because Company materially reduces Executive’s Compensation or assigns Executive a materially different title and responsibilities such that Executive has been demoted, or Company otherwise materially breaches this Agreement. For purposes of this Agreement, a termination shall be for “Cause” if Executive shall: (i) commit an act of fraud, dishonesty, embezzlement or misappropriation involving Company, (ii) be convicted of, or enter a plea of guilty or no contest to, any crime involving moral turpitude or dishonesty, (iii) commit an act, or fail to commit an act, involving Company which amounts to, or with the passage of time would amount to, willful misconduct, gross negligence or a breach of this Agreement, (iv) willfully fail or habitually neglect to perform Executive’s responsibilities under this Agreement and such failure or neglect is not cured within fifteen (15) days after written notice to Executive specifying such failure or neglect, (v) engage in any illegal or unprofessional conduct which may adversely affect the reputation of Company and/or its relationship with its employees, customers, or suppliers, or (vi) no longer be authorized to practice law in the State of Virginia pursuant to the in-house corporate counsel rules.
SECTION 4. COVENANTS OF EXECUTIVE.
     4.1 Confidential Information. Executive acknowledges that Executive’s services to be rendered to Company will place Executive in a position of confidence and trust with Company and will allow Executive access to Confidential Information (as defined below). Executive agrees that at all times during and after the term of Executive’s employment hereunder, Executive will maintain the Confidential Information in strictest confidence and will not, unless required to do so in the ordinary course of Company’s operations, disclose to any person, or use for Executive’s own personal use or financial gain, whether individually or on behalf of another person, any Confidential Information. Without limiting the generality of the foregoing, Executive acknowledges that Company’s agreements and/or relationships with other persons may impose obligations or restrictions regarding the confidential nature of work or information relating to such persons, and Executive agrees to be bound by all such obligations and restrictions. As used herein, “Confidential Information” shall mean information and compilations of information relating to Company and/or its business including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, ownership, organization, employees, customers, clients, suppliers, distributors, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, products, services, price and price lists, operating and training materials, data bases and analyses and all other documents relating thereto or strategies of Company; provided, however, that Confidential Information shall not include information that is or becomes generally known to the public through no unauthorized act or omission of Executive.
     4.2 Intellectual Property Rights. Executive shall assign and transfer to Company, and does hereby assign and transfer to Company, all right, title and interest in and to all Company IP (as defined below). All Company IP is and shall be the sole property of Company. Executive shall disclose all Company IP promptly in writing to Company. Upon the request of Company, Executive shall promptly execute a written assignment of title to Company for all Company IP, and Executive will preserve all such Company IP as Confidential Information. As used herein, “Company IP” shall mean all inventions and intellectual property rights (including, but not limited to, designs, discoveries, inventions, improvements, ideas, devices, techniques, processes, writings, trade secrets, trademarks, patents, copyrights and all other intellectual property rights including, without limitation, notes, records, reports, software, plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws) that Executive solely or jointly with others conceives, makes, acquires, suggests or participates in at any time during Executive’s employment with Company and that relate to the actual or demonstrably anticipated business, products, processes, work, operations, research and development or other activities of Company.
     4.3 Non-interference. During the Restricted Period (as defined below), Executive shall not directly or indirectly, individually, or together with, or through any other person: (i) in any manner discourage any person which is or has been a customer or supplier of Company from continuing its relationship with Company, (ii) approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of Company, to leave their employment or engagement, or employ, engage or attempt to employ or engage any such person, or (iii) aid or counsel any other person to do any of the above. As used herein, the “Restricted Period” means the period beginning on the date of this Agreement and ending one (1) year after Executive is no longer receiving any compensation from Company (including any severance pay).
     4.4 Exclusivity. Executive shall be exclusive to Company with respect to Company’s principal activities and business, and during the period beginning on the date of this

Agreement and ending when Executive is no longer receiving any compensation from Company (including any severance pay) and, if applicable, during any “Additional Period” (as defined below), Executive shall not directly or indirectly on Executive’s own behalf or on behalf of any other person: (a) engage in; (b) own or control any interest in (except as a passive investor of less than 1 % of the publicly traded stock of a publicly held company); (c) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity with; (d) lend credit or money for the purpose of the establishing or operating; or (e) allow Executive’s name or reputation to be used by or in, any business, venture, activity or organization (including any non-profit organization) whose principal purposes are similar to or competitive with Company or it business. As used herein, the “Additional Period” shall be the period beginning on the date Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason and ending one (1) year thereafter.
     4.5 Return of Records, Equipment and Confidential Information. Upon the earlier of termination of Executive’s employment hereunder or request by Company, Executive shall promptly return to Company: (i) all Confidential Information and all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever (including, but not limited to, written, audio, video or electronic) containing any information pertaining to Company which includes Confidential Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by Company. Executive will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by Executive or otherwise. Without limiting the generality of the foregoing, Executive shall permanently delete all Confidential Information from all computers, disks, CD-ROMS, tapes, and other media owned or used by or accessible to Executive, other than from any of the foregoing owned, used or controlled by Company. Executive acknowledges that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of Company.
     4.6 Post-Employment Cooperation. Executive agrees that following Executive’s termination of employment with Company, Executive shall cooperate and assist Company at Company’s expense in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by Company or any of its affiliates, successors, or assigns, including, but not limited to, Executive’s participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for Company shall reasonably request.
SECTION 5. REPRESENTATIONS BY EXECUTIVE. Executive represents and warrants that:
     (a) Executive is free to enter into and perform each of the terms and conditions of this Agreement. Executive is not subject to any agreement, judgment, order or restriction that would be violated by Executive being employed by Company or that in any way restricts the services that may be rendered by Executive for Company. Executive’s execution of this Agreement and performance of Executive’s obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity.
     (b) Executive has carefully considered the nature and extent of the restrictions and covenants in this Agreement and Executive agrees that they will not prevent Executive from earning a livelihood after employment with Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill and other legitimate business interests of Company in view of the following facts: (i) Executive will hold a position of confidence and trust with Company as a result of Executive’s employment with Company, access to confidential financial and other information, and relationship with the customers, suppliers and other employees of Company, (ii) it would be impossible for Executive to be employed or engaged in business similar to Company’s business without inevitably using Company’s proprietary information and trade secrets, and (iii) Executive has broad skills that will permit gainful employment in many areas and businesses outside the scope of Company’s business.
     (c) Executive acknowledges that but for the above representations and warranties of Executive, Company would not employ Executive or enter into this Agreement.
SECTION 6 NOTICES.
     All notices, requests, demands or other communications hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 6):

If to Executive:	At Executive’s address as it appears
in the records of Company

If to Company:	Kl2 INC.
8000 Westpark Drive, Suite 500
McLean, Virginia 22102
Attention: President and Chief Operating Officer

with a copy (not itself
constituting notice) to:

Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, California 90401
Attn: David S. Kyman, Esq.
Fax: (310) 570-4901
SECTION 7. MISCELLANEOUS.

     7.1 Entire Agreement. This Agreement embodies the entire representations, warranties, covenants and agreements in relation to the subject matter hereof. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.
     7.2 Amendment. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.
     7.3 Applicable Law. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of Delaware excluding conflict of law principles.
     7.4 Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, or unreasonable or excessive in scope or duration with the result that such provision (or portion thereof) as drafted is void or unenforceable, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be legally enforceable. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.
     7.5 Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. Except as otherwise provided in Section 7.6 below, no failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power, or privilege.
     7.6 Expiration of Claims. All claims that any party has against the other must be presented in writing within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, or, with respect to claims related to termination of Executive’s employment, within one year of the date of termination of employment. Any claim not brought within said time period shall be waived and forever barred unless the party against whom such claim is made agrees to waive such time period.
     7.7 Remedies. Executive acknowledges that (i) it would be difficult to calculate damages to Company from any breach of Executive’s obligations under this Agreement, (ii) that injury to Company from any such breach would be irreparable and impracticable to measure, and (iii) that the remedy at law for any breach or threatened breach of this Agreement would therefore be an inadequate remedy and, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights and remedies it has under this Agreement or at law or in equity), be entitled to specific performance, injunctive and other similar equitable remedies without posting bond.
     7.8 Interpretation of Agreement. Each of the parties has had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.
     7.9 Survival of Provisions. The provisions of Sections 3.2, 4, 5, 6 and 7 of this Agreement shall survive any termination of Executive’s employment in accordance with their respective terms.
     7.10 Assignment. This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. The parties acknowledge that this Agreement is personal to Executive and that the availability of Executive to perform services and the covenants provided by Executive hereunder have been a material consideration for Company to enter into this Agreement. Accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of Company, which may be given or withheld by Company in its sole and absolute discretion.
     7.11 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word “person” shall include any natural person, partnership, corporation, limited liability company, association, trust, estate or other legal entity.
     7.12 Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.
     7.13 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.
     7.14 Arbitration. Any disputes arising under this Agreement or the interpretation or applicability of any provision hereof shall be subject to and resolved pursuant to the K12, Inc. Agreement to Arbitrate which has been entered into by Company and the Executive on the date hereof and is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

“Company” K12 INC. a Delaware corporation
By:
Richard Rasmus,
President and Chief Operating Officer

“Executive”

HOWARD D. POLSKY